EXHIBIT 16.1










August 15, 1997



Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Gentlemen:

We have read Item 4 included in the attached Form 8-K dated August 15, 1997 of Carrols Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




ARTHUR ANDERSEN, LLP